Exhibit 99.2

Investor Contact:	Media Contact:
W. Carl Whitmer	Michele M. Peden
President and Chief Executive Officer	VP, Corporate Communications
or	(615) 467-1255
John M. Doyle
Chief Financial Officer
(615) 844-2747
IASIS HEALTHCARE ANNOUNCES
EARLY TENDER OFFER RESULTS AND RECEIPT OF CONSENTS FOR THE
8 3/4% SENIOR SUBORDINATED NOTES DUE 2014
FRANKLIN, Tennessee (May 2, 2011) — IASIS Healthcare® LLC (“IASIS”) today announced the early tender results of its previously announced cash tender offer and consent solicitation for any and all of the $475 million aggregate principal amount of 8 3/4% senior subordinated notes due 2014 (CUSIP No. 45072PAB8) (the “Notes”) issued by IASIS, together with its wholly owned subsidiary IASIS Capital Corporation (the “Issuers”).
As of the previously announced consent payment deadline of 5:00 p.m., New York City time, on April 29, 2011 (the “Consent Payment Expiration”), $441,153,000 in aggregate principal amount, or approximately 92.87%, of the Notes outstanding had been validly tendered and not withdrawn.
Holders who have not tendered their Notes may still do so pursuant to the Offer to Purchase until 8:00 a.m., New York City time, on May 16, 2011, unless the tender offer and consent solicitation are extended or earlier terminated by the Company. However, holders who tender their Notes and deliver their consents after the Consent Payment Expiration will not be entitled to receive the previously announced consent payment of $10.00 per $1,000 principal amount of Notes.
As of the Consent Payment Expiration, holders of more than a two-thirds supermajority of the aggregate principal amount of Notes under the indenture have provided consents to adopt the proposed amendments to the indenture pursuant to which the Notes were issued. As a result, IASIS and the trustee under the indenture will be executing a supplemental indenture to amend the indenture governing the Notes, which eliminates substantially all of the restrictive covenants, the subordination provisions and certain events of default in the indenture.
The complete terms and conditions of the tender offer are described in the Company’s Offer to Purchase, copies of which may be obtained by contacting Global Bondholder Services Corporation as Information Agent at (866) 736-2200 (toll free) or (212) 430-3774 (collect). BofA Merrill Lynch is serving as Dealer Manager and Solicitation Agent for the tender offer. Questions regarding the terms of the tender offer may be directed to BofA Merrill Lynch, Debt Advisory Services at (888) 292-0070 (toll free) or (980) 388-9217 (collect).

IASIS Healthcare Announces Early Tender Offer Results

May 2, 2011
None of the Company, the Dealer Manager and Solicitation Agent or the Information Agent make any recommendations as to whether holders should tender their Notes pursuant to the tender offer or consent to the proposed indenture amendments, and no one has been authorized by any of them to make such recommendations. Holders must make their own decisions as to whether to tender Notes and deliver consents, and, if so, the principal amount of Notes to tender.
This press release does not constitute a notice of redemption under the optional redemption provision of the Indenture. This press release also does not constitute an offer to purchase, a solicitation of an offer to sell nor a solicitation of consents with respect to, any Notes or other securities, nor shall there be any purchase of Notes in any state or jurisdiction in which such offer, solicitation or purchase would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The tender offer and consent solicitation is being made solely by the Company’s Offer to Purchase and Consent Solicitation Statement dated April 18, 2011.
IASIS, located in Franklin, Tennessee, is a leading owner and operator of medium-sized acute care hospitals in high-growth urban and suburban markets. The Company operates its hospitals with a strong community focus by offering and developing healthcare services targeted to the needs of the markets it serves, promoting strong relationships with physicians and working with local managed care plans. IASIS owns or leases 17 acute care hospital facilities and one behavioral health hospital facility with a total of 3,570 licensed beds and has total annual net revenue of approximately $2.6 billion. These hospital facilities are located in seven regions: Salt Lake City, Utah; Phoenix, Arizona; Tampa-St. Petersburg, Florida; four cities in Texas, including San Antonio; Las Vegas, Nevada; West Monroe, Louisiana; and Woodland Park, Colorado. IASIS also owns and operates a Medicaid and Medicare managed health plan in Phoenix that serves more than 197,000 members. For more information on IASIS, please visit the Company’s Web site at www.iasishealthcare.com.
Some of the statements we make in this press release are forward-looking within the meaning of the federal securities laws, which are intended to be covered by the safe harbors created thereby. Those forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations including, but not limited to, future financial and operating results, the Company’s plans, objectives, expectations and other statements that are not historical facts. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results in future periods to differ materially from those anticipated in the forward-looking statements. These risk factors and uncertainties are more fully described in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010, and other filings with the Securities and Exchange Commission.
Although we believe that the assumptions underlying the forward-looking statements contained in this press release are reasonable, any of these assumptions could prove to be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by the Company or any other person that our objectives and plans will be achieved. We undertake no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.
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